Exhibit 99.3

TRUE NATURE HOLDING INC. APPOINTS ADVERTISING AND DIGITAL WEB TECHNOLOGY EXECUTIVES TO ADVISORY BOARD

ATLANTA, September 26, 2018 (GLOBE NEWSWIRE) -- True Nature Holding, Inc. (OTCQB:TNTY) (the "Company" or "True Nature") announces the appointment of Mr. Jim Crone and Mr. Craig Olivas to its Advisory Board. Both are seasoned executives with experience in corporate growth. Crone will support the team as an advisor on market analysis and digital advertising strategy and Olivas will advise on technical implementation and web presence.

“We initiated our Advisory Board in 2016 to help us efficiently expand our subject matter expertise in core areas. These professionals provide us with valuable insights gained from their professional experience and network of contacts without the associated overhead costs of an in-house staff,” said Mr. Louis DeLuca, COO of True Nature. “The digital transformation in healthcare means we must quickly target our marketplaces and engage with both the consumer and healthcare providers simultaneously. This requires both strategic and tactical execution plans. The addition of these two experienced professionals is expected to have an immediate and positive impact on TNTY’s operations.” added Mr. DeLuca.

Mr. Crone, age 54, is an expert in advertising and marketing, with stints at BBDO, Ogilvy, LINTAS: New York and other specialty ad agencies, as well as in-house marketing roles at PRODIGY Services Company and an SAP Ventures company. He has implemented both digital and traditional advertising for clients including IBM, Mitsubishi Electric, Turner Entertainment, Alere Healthcare, and Maserati USA. “The shift toward “direct-to-consumer” healthcare makes it clear having a strong digital advertising plan is necessary for success,” said DeLuca. Mr. Crone attended the United States Military Academy and earned an MBA from Pace University.

Mr. Craig Olivas, age 57, is an entrepreneur with over 30 years of experience in the implementation of digital technology through complex web site development, including work for numerous publicly-held companies. “Craig is unique in his focus on the needs of publicly-held companies, which have specialized compliance requirements. He has implemented digital media and web presence for a wide range of clients, including consumer products, healthcare and technology. With Jim Crone providing strategy and Craig Olivas providing implementation advice, we believe we can execute a stronger and more cost-effective communications plan for our upcoming products and services,” explained Mr. DeLuca.

The Mission of True Nature Holding, Inc.

To leverage new technologies and services to improve healthcare and outcome for individuals, their families and their pets. We believe we can reduce the cost of healthcare, while improving the quality of life using Telehealth and Telemedicine Solutions.

We are building healthcare applications that focus on: patient engagement, care coordination, remote monitoring, data analytics, and may include Blockchain RX(TM) to provide applications for market participants in healthcare through the encryption of sensitive data as a service bureau.

Our approach is to develop these business opportunities as individual "threads" in response to client needs, ultimately creating an end-to-end set of solutions from the end user up to the healthcare provider or veterinary professional. Further, we expect to assist suppliers to the healthcare industry by allowing them to access unique technologies that bind them with their clients in a "top-down" distribution model.

We recognize it will take the investment of major market participants like Apple, Amazon, IBM, hospitals, healthcare networks, pharmacy and other providers for us to achieve critical mass. In consideration of this reality, we expect to work with these market makers in collaboration and in support of the ultimate user, the individual and their pets. The day of "direct-to-consumer" healthcare, including "the humanization of our pets" is upon us and we hope to be key parties to their evolution and success.

Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimating or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect True Nature Holding, Inc. is included in the Company's filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Investor Contact for True Nature Holding, Inc.:

contact@truenaturepharma.com

844-383-TNTY (8689)

https://truenaturepharma.com/

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True Nature Holding, Inc.

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